Exhibit 15.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-252619 and 333-263390) on Form S-8 of ZIM Integrated Shipping Services, Ltd. of our report dated February 14, 2023 with respect to the consolidated statements of financial position of ZIM American Integrated Shipping Services Company, LLC and subsidiaries (“the Company”) as of December 31, 2022, 2021, and 2020, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each year of the three-year period ended December 31, 2022, and the related notes, which report appears in the December 31, 2022 annual report on Form 20-F of ZIM Integrated Shipping Services, Ltd.

/s/ FORVIS LLP (Formerly, Dixon Hughes Goodman LLP)

Norfolk, Virginia
March 13, 2023